                                                                  EXHIBIT NO. 99

                         R.R. DONNELLEY & SONS COMPANY

                         CERTAIN FINANCIAL INFORMATION
                               AS OF AND FOR THE
                          YEAR ENDED DECEMBER 31, 1994

                 R.R. DONNELLEY & SONS COMPANY AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                              THOUSANDS OF DOLLARS

                                                  YEAR ENDING DECEMBER 31
                                              ---------------------------------
                                                 1994       1993        1992
                                              ---------- ----------  ----------
Net sales.................................... $4,888,786 $4,387,761  $4,193,072
Cost of sales................................  3,938,494  3,518,168   3,375,214
                                              ---------- ----------  ----------
Gross profit.................................    950,292    869,593     817,858
Selling and administrative expenses..........    490,861    453,986     412,357
Restructuring charge.........................        --      90,000         --
                                              ---------- ----------  ----------
Earnings from operations.....................    459,431    325,607     405,501
Interest expense.............................     53,493     45,436      38,659
Other expense--net...........................     10,934      3,609       5,828
                                              ---------- ----------  ----------
Earnings before income taxes and cumulative
 effect of accounting changes................    395,004    276,562     361,014
Income taxes.................................    126,401     97,642     126,355
                                              ---------- ----------  ----------
Net income from operations before cumulative
 effect of accounting changes................    268,603    178,920     234,659
Cumulative effect of change in accounting
 for:
  Postretirement benefits other than pensions
   (net of $80.1 million in tax benefits)....        --    (127,700)        --
  Income taxes...............................        --      58,200         --
                                              ---------- ----------  ----------
    Net Income............................... $  268,603 $  109,420  $  234,659
                                              ========== ==========  ==========
Income (charge) per common share:
  Operations before cumulative effect of
   accounting changes........................ $     1.75 $     1.16  $     1.51
Cumulative effect of change in accounting
 for:
  Postretirement benefits other than pensions
   (net of tax benefits).....................        --       (0.82)        --
  Income taxes...............................        --        0.37         --
                                              ---------- ----------  ----------
    Net Income per Share of Common Stock..... $     1.75 $     0.71  $     1.51
                                              ========== ==========  ==========


          See accompanying Notes to Consolidated Financial Statements.

                 R.R. DONNELLEY & SONS COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                              THOUSANDS OF DOLLARS

                                                             DECEMBER 31
                                                        ----------------------
                                                           1994        1993
                                                        ----------  ----------
Assets
  Cash and equivalents................................. $   20,569  $   10,716
  Receivables, less allowances for doubtful accounts of
   $19,168 in 1994 and $14,795 in 1993.................    987,520     825,207
  Inventories, principally at LIFO cost................    311,237     243,714
  Prepaid expenses.....................................     34,004      30,277
                                                        ----------  ----------
    Total Current Assets...............................  1,353,330   1,109,914
  Net property, plant and equipment, at cost, less
   accumulated depreciation of $1,852,084 in 1994 and
   $1,686,779 in 1993..................................  1,856,760   1,674,476
  Goodwill and other intangibles, net of accumulated
   amortization of $114,932 in 1994 and $85,330 in
   1993................................................    887,071     556,681
  Other noncurrent assets..............................    354,982     312,955
                                                        ----------  ----------
    Total Assets....................................... $4,452,143  $3,654,026
                                                        ==========  ==========
Liabilities
  Accounts payable..................................... $  422,703  $  333,862
  Accrued compensation.................................    107,167      78,284
  Short-term debt......................................     32,400      37,428
  Current and deferred income taxes....................     46,912      40,698
  Other accrued liabilities............................    192,668     195,169
                                                        ----------  ----------
    Total Current Liabilities..........................    801,850     685,441
                                                        ----------  ----------
  Long-term debt.......................................  1,212,332     673,422
  Deferred income taxes................................    286,904     272,959
  Other noncurrent liabilities.........................    172,688     178,213
                                                        ----------  ----------
    Total Noncurrent Liabilities.......................  1,671,924   1,124,594
                                                        ----------  ----------
Shareholders' Equity
  Common stock at stated value ($1.25 par value)
   Authorized shares: 500,000,000; Issued: 158,608,800
   in 1994 and 1993....................................    330,612     330,612
  Retained earnings, net of cumulative translation
   adjustments of $18,235 in 1994 and $13,140 in 1993..  1,802,777   1,629,673
  Reacquired common stock, at cost.....................   (155,020)   (116,294)
                                                        ----------  ----------
    Total Shareholders' Equity.........................  1,978,369   1,843,991
                                                        ----------  ----------
  Total Liabilities and Shareholders' Equity........... $4,452,143  $3,654,026
                                                        ==========  ==========

          See accompanying Notes to Consolidated Financial Statements.

                 R.R. DONNELLEY & SONS COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                              THOUSANDS OF DOLLARS

                                                  YEAR ENDING DECEMBER 31
                                               -------------------------------
                                                 1994       1993       1992
                                               ---------  ---------  ---------
Cash flows provided by (used in) operating
 activities:
  Net income from operations before cumulative
   effect of accounting changes............... $ 268,603  $ 178,920  $ 234,659
  Depreciation and amortization...............   313,463    274,804    258,169
  Net change in assets and liabilities........  (355,934)    (4,342)   (41,530)
  Other.......................................   (38,586)     3,241        743
                                               ---------  ---------  ---------
    Net Cash Provided By Operating Activities.   187,546    452,623    452,041
                                               ---------  ---------  ---------
Cash flows used for investing activities:
  Capital expenditures........................  (425,190)  (306,512)  (228,002)
  Other investments including acquisitions,
   net of cash acquired.......................  (120,461)  (177,743)   (83,771)
                                               ---------  ---------  ---------
    Net Cash Used For Investing Activities....  (545,651)  (484,255)  (311,773)
                                               ---------  ---------  ---------
Cash flows from (used for) financing
 activities:
  Net increase (decrease) in borrowings.......   500,951    143,286    (56,275)
  Disposition of reacquired common stock......    20,585     19,693     13,068
  Acquisition of common stock.................   (57,363)   (47,513)   (28,298)
  Cash dividends on common stock..............   (92,352)   (83,465)   (79,242)
                                               ---------  ---------  ---------
    Net Cash From (Used For) Financing
     Activities...............................   371,821     32,001   (150,747)
                                               ---------  ---------  ---------
Effect of exchange rate changes on cash and
 equivalents..................................    (3,863)    (2,001)    (1,313)
                                               ---------  ---------  ---------
Net Increase (Decrease) in Cash and
 Equivalents..................................     9,853     (1,632)   (11,792)
Cash and Equivalents at Beginning of Year.....    10,716     12,348     24,140
                                               ---------  ---------  ---------
Cash and Equivalents at End of Year........... $  20,569  $  10,716  $  12,348
                                               =========  =========  =========

  The changes in assets and liabilities, net of balances assumed through acquisitions, were as follows:

                                                 1994       1993       1992
                                               ---------  ---------  ---------
Decrease (Increase) in Assets:
  Receivables--net............................ $(125,001) $   5,835  $ (87,970)
  Inventories--net............................   (53,214)   (32,156)   (32,568)
  Prepaid expenses............................      (601)    (8,463)    80,133
  Other assets................................  (275,759)    31,609   (125,065)
Increase (Decrease) in Liabilities:
  Accounts payable............................    97,439     41,988     37,079
  Accrued compensation........................    28,603     (3,146)    22,108
  Current and deferred income taxes...........     6,095      4,773     (3,859)
  Deferred income taxes.......................    13,574      9,725     18,821
  Other accrued liabilities...................   (15,448)    (1,110)    53,748
  Other noncurrent liabilities................   (31,622)   (53,397)    (3,957)
                                               ---------  ---------  ---------
    Net Change in Assets and Liabilities...... $(355,934) $  (4,342) $ (41,530)
                                               =========  =========  =========

          See accompanying Notes to Consolidated Financial Statements.

                 R.R. DONNELLEY & SONS COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                              THOUSANDS OF DOLLARS

                                                    REACQUIRED
                              COMMON STOCK         COMMON STOCK
                          -------------------- ---------------------   RETAINED
                            SHARES     AMOUNT    SHARES     AMOUNT     EARNINGS     TOTAL
                          ----------- -------- ----------  ---------  ----------  ----------
Balance at
 December 31, 1991......   79,304,400 $231,481 (1,629,549) $ (66,515) $1,565,420  $1,730,386
Net income..............                                                 234,659     234,659
Par value of common
 shares issued for stock
 split effective
 September 1, 1992......   79,304,400   99,131 (1,629,549)               (99,131)        --
Treasury stock
 purchases..............                         (967,370)   (28,298)                (28,298)
Cash dividends..........                                                 (79,242)    (79,242)
Cost of common shares
 issued under stock
 programs...............                          646,486     10,777       2,291      13,068
Translation adjustments.                                                 (21,596)    (21,596)
                          ----------- -------- ----------  ---------  ----------  ----------
Balance at
 December 31, 1992......  158,608,800  330,612 (3,579,982)   (84,036)  1,602,401   1,848,977
Net income before
 cumulative effect of
 accounting changes.....                                                 178,920     178,920
Cumulative effect of
 change in accounting
 for:
  Other postretirement
   benefits, net of tax
   benefits.............                                                (127,700)   (127,700)
  Income taxes..........                                                  58,200      58,200
Treasury stock
 purchases..............                       (1,601,296)   (47,513)                (47,513)
Cash dividends..........                                                 (83,465)    (83,465)
Cost of common shares
 issued under stock
 programs...............                          730,511     15,255       4,438      19,693
Translation adjustments.                                                  (3,121)     (3,121)
                          ----------- -------- ----------  ---------  ----------  ----------
Balance at
 December 31, 1993......  158,608,800  330,612 (4,450,767)  (116,294)  1,629,673   1,843,991
Net income..............                                                 268,603     268,603
Treasury stock
 purchases..............                       (1,958,193)   (57,363)                (57,363)
Cash dividends..........                                                 (92,352)    (92,352)
Cost of common shares
 issued under stock
 programs...............                          885,478     18,637       1,948      20,585
Translation adjustments.                                                  (5,095)     (5,095)
                          ----------- -------- ----------  ---------  ----------  ----------
Balance at
 December 31, 1994......  158,608,800 $330,612 (5,523,482) $(155,020) $1,802,777  $1,978,369
                          =========== ======== ==========  =========  ==========  ==========

          See accompanying Notes to Consolidated Financial Statements.

                 R.R. DONNELLEY & SONS COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Consolidation--The consolidated financial statements include the accounts of the company and its subsidiaries. Intercompany items and transactions are eliminated in consolidation.

  Nature of Operations--The operations of the company are in the information industry. The company provides a wide variety of print and print-related products and services for specific customers, virtually always under contract. Some contracts provide for progress payments from customers as certain phases of the work are completed; however, revenue is not recognized until the production process has been completed in accordance with the terms of the contracts. Some customers furnish paper for their work, while in other cases the company purchases and sells the paper.

  Cash and Equivalents--The company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

  Inventories--Inventories include material, labor and factory overhead and are substantially carried at Last-In, First-Out (LIFO) cost. This method reflects the effect of inventory replacement costs in earnings; accordingly, charges to cost of sales reflect recent costs of material, labor and factory overhead.

  Foreign Currency Translation--Gains and losses arising from the translation of the company's international subsidiaries' financial statements are reflected in Retained Earnings.

  Net Income Per Share of Common Stock--Net income per share is computed on the basis of average shares outstanding during each year. No material dilution would result if effect were given to the exercise of outstanding stock options and the vesting of stock units.

  Benefit Plans--The company's Retirement Benefit Plan (the Plan) is a non-contributory defined benefit plan covering substantially all domestic employees. Normal retirement age is 65 but provision is made for earlier retirement. As required, the company uses the projected unit credit actuarial cost method to determine pension cost for financial reporting purposes. In conjunction with this method, the company amortizes deferred gains and losses (using the corridor method), prior service costs and the transition credit (the excess of Plan assets plus balance sheet accruals over the projected obligation, as of January 1, 1987) over 19 years, representing the average remaining service life of its active employee population. For tax and funding purposes, the attained age normal actuarial cost method is used. Compared to the projected unit credit method, the attained age normal method attributes a greater proportion of the total retirement obligation to an employee's early years of service.

  Capitalization, Depreciation and Amortization--Property, plant and equipment are stated at cost. Depreciation is computed principally on the straight-line method based on useful lives of 15 to 33 years for buildings and 3 to 15 years for machinery and equipment. Maintenance and repair costs are charged to expense as incurred. Major overhauls are capitalized as reductions to accumulated depreciation. When properties are retired or disposed, the costs and related depreciation reserves are eliminated and the resulting profit or loss is recognized in income. Goodwill ($558.0 million and $493.7 million, net of accumulated amortization, at December 31, 1994 and 1993, respectively) is amortized principally over periods ranging from 10 to 40 years. Other intangibles represent the cost of acquiring print contracts and volume guarantees and are amortized over the lives of the related agreements.

RESTRUCTURING CHARGE

  On January 25, 1993, Sears, Roebuck and Co., a customer, announced its decision to discontinue catalog operations during 1993. In response to Sears' announcement, the company incurred a one-time charge of

                 R.R. DONNELLEY & SONS COMPANY AND SUBSIDIARIES

$60.8 million (net of the associated tax benefit) in the first quarter of 1993. The charge primarily covered the costs associated with closing the company's manufacturing facility in Chicago, Illinois, where the company produced the Sears catalogs.

INVENTORIES

  The components of the company's inventories as of December 31, 1994 and 1993, were as follows:

                                                               1994      1993
                                                             --------  --------
                                                               THOUSANDS OF
                                                                  DOLLARS
      Raw materials......................................... $165,615  $142,739
      Work in process.......................................  182,914   154,477
      Operating supplies....................................   51,372    32,192
      Progress billings.....................................  (45,523)  (40,299)
      LIFO reserve .........................................  (43,141)  (45,395)
                                                             --------  --------
          Total............................................. $311,237  $243,714
                                                             ========  ========

VOLUNTARY EMPLOYEES' BENEFICIARY ASSOCIATIONS

  The company maintains two Voluntary Employees' Beneficiary Associations (VEBAs), one to fund employee welfare benefits and one to fund postretirement medical and death benefits. The balances of the VEBAs (net of associated liabilities) are recorded in the accompanying Consolidated Balance Sheets, classified as current or noncurrent depending on the ultimate expected payment date of the underlying liabilities. As of December 31, 1994, a net current asset of $11.3 million was included in Prepaid Expenses representing the current position of the company's employee welfare benefit plans funded by one of the VEBAs ($9.8 million is included in Prepaid Expenses at December 31, 1993). The VEBA established to partially fund the company's liability for postretirement medical and death benefits ($156 million at December 31, 1994 and $135 million at December 31, 1993) is included in Other Noncurrent Liabilities as an offset to the related liability. For additional information, refer to the notes on "Other Retirement Benefits."

PROPERTY, PLANT AND EQUIPMENT

  The following table summarizes the components of Property, Plant and Equipment (at cost):

                                                              1994       1993
                                                           ---------- ----------
                                                           THOUSANDS OF DOLLARS
      Land................................................ $   38,430 $   39,033
      Buildings...........................................    595,460    551,103
      Machinery and equipment.............................  3,074,954  2,771,119
                                                           ---------- ----------
          Total........................................... $3,708,844 $3,361,255
                                                           ========== ==========

COMMITMENTS AND CONTINGENCIES

  As of December 31, 1994, authorized expenditures on incomplete projects for the purchase of property, plant and equipment totaled $265.6 million. Of this total, $184.1 million has been contractually committed. The company has a variety of commitments with suppliers for the purchase of paper, ink and other materials for delivery in future years at prevailing market prices.

                 R.R. DONNELLEY & SONS COMPANY AND SUBSIDIARIES

  The company has operating lease commitments totaling $364.9 million and extending through various periods to 2009. The lease commitments total $49.2 million for 1995, range from $24.3 million to $44.3 million in each of the years 1996-1999 and total $177.3 million for years 2000 and thereafter.

  The company is not exposed to significant accounts receivable credit risk, due to the diversity of industry classification, distribution channels and geographic location of its customers. In addition, the company is a party to certain litigation (other than the matters described below) arising in the ordinary course of business which, in the opinion of management, will not have a material adverse effect on the operations of the company. The company also has future annual commitments to invest in various affordable housing limited partnerships which provide annual tax benefits and credits in amounts greater than the annual investments.

  The company has appealed a 1993 decision in the Federal Trade Commission
(FTC) challenge to the company's 1990 acquisition of the Meredith/Burda companies. A FTC administrative law judge found the acquisition has or may substantially lessen competition in an alleged "high-volume publication gravure printing" market and ordered the divestiture of the Meredith/Burda companies. The company's appeal has the effect of staying the divestiture order. The ruling is contrary to an earlier ruling by a Federal District Court which allowed the acquisition to be consummated. Company management continues to believe this acquisition was legally proper.

  On December 27, 1994, a purported class action seeking compensatory and punitive damages was filed in California state court against Metromail Corporation, a wholly-owned subsidiary of the company, alleging among other things, that inclusion of certain information in Metromail databases resulted in invasions of privacy in violation of laws. Metromail believes that it has several bases for challenging certification of the class and if such challenge is successful, this litigation would not have a material adverse effect on the company. Further, Metromail believes that it has a number of valid defenses to the claims alleged, and will vigorously defend this suit. However, management is unable to make a meaningful estimate of any loss which could result from an unfavorable outcome of this litigation if the class is certified.

RETIREMENT BENEFIT PLAN

  Net pension credits included in operating results for the Retirement Benefit Plan (the Plan) were:

                                                    1994      1993      1992
                                                  --------  --------  --------
                                                     THOUSANDS OF DOLLARS
Service cost..................................... $ 28,158  $ 25,097  $ 20,455
Interest cost on the projected benefit
 obligation......................................   51,604    47,295    43,252
Actual return on Plan assets.....................    3,858  (106,595)  (85,115)
Amortization of excess Plan net assets at
 adoption of SFAS No. 87 and deferrals--net......  (97,293)   20,306     5,127
                                                  --------  --------  --------
    Total........................................ $(13,673) $(13,897) $(16,281)
                                                  ========  ========  ========

  The actuarial computations that derived the above amounts assumed a discount rate on projected benefit obligations of 8.5% (7.5% at December 31, 1993 and 7.8% at December 31, 1992), an expected long-term rate of return on Plan assets of 9.5% and annual salary increases of 5%.

  Plan assets include primarily government and corporate debt securities and marketable equity securities, and, to a lesser extent, commingled funds, real estate and a group annuity contract purchased from a life

                 R.R. DONNELLEY & SONS COMPANY AND SUBSIDIARIES insurance company. The funded status and prepaid pension cost (included in Other Noncurrent Assets on the accompanying Consolidated Balance Sheets) are as follows:

                                                      DECEMBER 31, DECEMBER 31,
                                                          1994         1993
                                                      ------------ ------------
                                                        THOUSANDS OF DOLLARS
Fair value of Plan assets............................  $ 935,847    $ 962,153
                                                       ---------    ---------
Actuarial present value of benefit obligations:
  Vested.............................................    574,839      590,214
  Non-vested.........................................      9,354       10,488
                                                       ---------    ---------
Total accumulated benefit obligations................    584,193      600,702
Additional amounts related to projected wage
 increases...........................................     80,098       95,155
                                                       ---------    ---------
Projected benefit obligations for services rendered
 to date.............................................    664,291      695,857
                                                       ---------    ---------
Excess of Plan assets over projected benefit
 obligations.........................................    271,556      266,296
Unrecognized net deferrals...........................      4,948        6,385
Unrecognized net excess Plan assets to be amortized
 through the year 2005...............................   (108,347)    (118,197)
                                                       ---------    ---------
Prepaid Pension Costs................................  $ 168,157    $ 154,484
                                                       =========    =========

  In the event of Plan termination, the Plan provides that no funds can revert to the company and any excess assets over Plan liabilities must be used to fund retirement benefits.

OTHER RETIREMENT BENEFITS

  In addition to pension benefits, the company provides certain health care and life insurance benefits for retired employees. Substantially all of the company's domestic, full-time employees become eligible for those benefits upon reaching age 55 while working for the company and having ten years continuous service at retirement. Beginning in 1992, the company began a program to partially fund the liabilities associated with these plans through a tax-exempt trust. The trust is invested in various assets, primarily life insurance covering some of the company's employees.

  Effective January 1, 1993, the company adopted Statement of Financial Accounting Standards No. 106 (SFAS 106), "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS 106 requires companies to charge to expense the expected costs of postretirement health care and life insurance (and similar benefits) during the years that the employees render service. Previously, such costs were expensed as actual claims were paid. The company elected to immediately recognize the transition obligation for future benefits to be paid related to past employee services, resulting in a noncash charge of $207.8 million before deferred income tax benefits ($127.7 million after-tax or $0.82 per share) that represents the cumulative effect of the change in accounting for the years prior to 1993.

  The net accrual-basis expense for postretirement benefits during 1994 and 1993 included the following components:

                                                                1994     1993
                                                              --------  -------
                                                                THOUSANDS OF
                                                                  DOLLARS
      Service cost........................................... $ 11,807  $11,580
      Interest cost on the projected benefit obligations.....   18,532   17,486
      Actual return on assets................................   (1,296)  (5,545)
      Deferrals--net.........................................  (11,113)  (3,832)
                                                              --------  -------
          Total.............................................. $ 17,930  $19,689
                                                              ========  =======

  The above table does not include a $23 million charge for postretirement medical benefits associated with the closing of the company's Chicago manufacturing facility; such amount was included in the 1993 restructuring charge (see separate note above). The expense for postretirement medical and death benefits for 1992 (recognized on a cash basis) was $12.4 million.

                 R.R. DONNELLEY & SONS COMPANY AND SUBSIDIARIES

  The liability (included in Other Noncurrent Liabilities on the accompanying Consolidated Balance Sheets) for postretirement benefits, net of the partial funding, is as follows:

                                                      DECEMBER 31, DECEMBER 31,
                                                          1994         1993
                                                      ------------ ------------
                                                        THOUSANDS OF DOLLARS
Actuarial present value of benefit obligations:
  Retirees...........................................  $ 136,854    $ 152,334
  Fully eligible active plan participants............      7,056        4,413
  Other active plan participants.....................     65,595       87,077
                                                       ---------    ---------
Total accumulated benefit obligations................    209,505      243,824
Fair value of Plan assets............................   (156,416)    (134,731)
Unrecognized net deferrals...........................     37,542         (805)
                                                       ---------    ---------
Excess of Accumulated Benefit Obligations Over Plan
 Assets..............................................  $  90,631    $ 108,288
                                                       =========    =========

  The actuarial computations assumed a discount rate of 8.5% (7.5% at December 31, 1993) to determine the accumulated postretirement benefit obligation, an expected long-term rate of return on plan assets of 9.0% and a health care cost trend rate of 7.8% initially, declining gradually to 5.4% in 2023 and thereafter, to measure the accumulated postretirement benefit obligation.

  Effective January 1, 1993, certain features of the plan were amended. For future retirees, the company introduced retiree cost-sharing and implemented programs intended to stem rising costs. Also, the company has adopted a provision which limits its future obligation to absorb health care cost inflation. The features of the new plan provisions have been reflected in the assumed health care cost trend rate disclosed above. However, a one percentage point increase in the assumed health care cost trend rate would increase the 1994 postretirement benefit expense (service cost and interest cost) by $2 million and the accumulated postretirement benefit obligation as of December 31, 1994 by $11.6 million.

INCOME TAXES

  Effective January 1, 1993, the company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." SFAS 109 requires, among other things, the application of current statutory income tax rates in computing deferred income tax balances. In the first quarter of 1993, the company recognized the cumulative effect, through January 1, 1993, of the accounting change, reflecting the difference between current statutory tax rates and the generally higher rates that were used to establish the deferred income tax balances, resulting in noncash income of $58.2 million (equivalent to $0.37 per share).

  Cash payments for income taxes were $101.6 million, $75.2 million and $105.9 million in 1994, 1993 and 1992, respectively. The components of income tax expense for the years ending December 31, 1994, 1993 and 1992, were as follows:

                                                        1994    1993     1992
                                                      -------- ------- --------
                                                        THOUSANDS OF DOLLARS
      Federal
        Current...................................... $ 79,483 $72,049 $108,494
        Deferred*....................................   23,218   7,339   (5,966)
      State..........................................   23,700  18,254   23,827
                                                      -------- ------- --------
          Total...................................... $126,401 $97,642 $126,355
                                                      ======== ======= ========

- --------
  *The 1993 deferred income tax expense includes $6.2 million for the one-time adjustment of previously recorded deferred taxes due to the increase in the U.S. statutory rate.

                 R.R. DONNELLEY & SONS COMPANY AND SUBSIDIARIES

  The significant deferred tax assets and liabilities at December 31, 1994 and 1993, were as follows:

                                                              1994      1993
                                                            --------- ---------
                                                            MILLIONS OF DOLLARS
      Deferred tax liabilities:
        Accelerated depreciation........................... $     206 $     176
        Investments in safe harbor leases..................        37        46
        Pensions...........................................        61        57
        Other..............................................        65        72
                                                            --------- ---------
          Total deferred tax liabilities...................       369       351
                                                            --------- ---------
      Deferred tax assets:
        Postretirement benefits............................        36        43
        Accrued liabilities................................        25        34
        Other..............................................        37        15
                                                            --------- ---------
          Total deferred tax assets........................        98        92
                                                            --------- ---------
      Net Deferred Tax Liabilities......................... $     271 $     259
                                                            ========= =========

  The following table outlines the reconciling differences between the U.S. statutory tax rates and the rates used by the company in the determination of net income:

                                                              1994  1993  1992
                                                              ----  ----  ----
Federal statutory rate....................................... 35.0% 35.0% 34.0%
State and local income taxes, net of U.S. federal income tax
 benefit.....................................................  3.9   4.3   4.4
Differences resulting from purchase accounting...............  1.3   2.0   1.1
Benefits resulting from life insurance programs.............. (4.7) (5.5) (3.2)
Affordable housing investment credits........................ (3.1) (2.5)  --
Other........................................................ (0.4) (0.2) (1.3)
                                                              ----  ----  ----
Subtotal..................................................... 32.0  33.1  35.0
Adjustment of deferred taxes for the increase in the U.S.
 federal statutory income tax rate...........................  --    2.2   --
                                                              ----  ----  ----
    Total.................................................... 32.0% 35.3% 35.0%
                                                              ====  ====  ====

DEBT FINANCING AND INTEREST EXPENSE

  The company's debt at December 31, consisted of the following:

                                                               1994      1993
                                                            ---------- --------
                                                               THOUSANDS OF
                                                                  DOLLARS
9.125% Debentures due December 1, 2000..................... $  199,574 $199,502
7.0% Notes due January 1, 2003.............................    109,686  109,647
8.875% Debentures due April 15, 2021.......................    149,652  149,638
Medium term Notes..........................................    200,000      --
Commercial paper...........................................    484,061  218,664
Other......................................................    101,759   33,399
                                                            ---------- --------
    Total.................................................. $1,244,732 $710,850
                                                            ========== ========

                 R.R. DONNELLEY & SONS COMPANY AND SUBSIDIARIES

  Based upon the interest rates currently available to the company for borrowings with similar terms and maturities, the fair value of the company's debt approximates its book value at December 31, 1994. The company's notes and debentures are not actively traded and contain no call provisions.

  At December 31, 1994, the company had an available credit facility of $550 million with a group of domestic and foreign banks. The credit arrangement provides support for the issuance of commercial paper and other credit needs. Borrowings under the facility (none during the past two years) bear interest at various rates not exceeding the banks' prime rates. The company pays an annual fee of 0.07% on the total unused credit facility. At December 31, 1994, the company had an effective shelf registration statement permitting it to issue, from time to time, up to $300 million in debt securities. Under shelf registration statements, the company issued $200 million of medium term notes during the fourth quarter of 1994. The notes bear interest at rates ranging between 7.01% and 7.96% (with a weighted average interest rate of 7.55%) with maturities as follows: 1997--$91 million, 1998--$5 million and 1999--$104 million. The proceeds from these issues were used to retire commercial paper debt.

  At December 31, 1994, the company had $538.6 million of commercial paper and short-term debt outstanding, of which $32.4 million represents management's current estimate of the 1995 net repayment. The remaining $506.2 million is classified as long term since the company has the ability and intent to maintain such debt on a long-term basis. The weighted average interest rate on all commercial paper debt outstanding during 1994 was 4.3% (6.0% at December 31, 1994).

  The following table summarizes interest expense included in the Consolidated Statements of Income:

                                                      1994     1993     1992
                                                    --------  -------  -------
                                                      THOUSANDS OF DOLLARS
Interest incurred.................................. $ 63,726  $51,922  $43,882
Amount capitalized as property, plant and
 equipment.........................................  (10,233)  (6,486)  (5,223)
                                                    --------  -------  -------
    Total.......................................... $ 53,493  $45,436  $38,659
                                                    ========  =======  =======

  Interest paid, net of capitalized interest, was $51.8 million, $42.9 million and $38.4 million in 1994, 1993 and 1992, respectively.

STOCK AND INCENTIVE PROGRAMS FOR MANAGEMENT EMPLOYEES

  Stock Unit Awards and Restricted Stock Awards--At December 31, 1994 and 1993, the company had outstanding 10,000 and 80,000 stock units, respectively, which had been granted to officers and selected managers prior to 1990. Certain of these units are payable upon or subsequent to termination of employment and others are payable upon vesting, normally five years after the date of grant. Payment of these awards will be made in shares of common stock equal to the number of units awarded, in cash equal to the market value at the date of distribution, or a combination thereof, at the company's option. The expense for these grants was recognized in the year granted. When an award of stock units is paid, the recipient will receive an additional amount in cash equal to dividends paid on an equivalent number of shares of common stock during the vesting period, plus interest. The values of the dividends and interest accounts were $46,000 and $232,000 at December 31, 1994 and 1993, respectively.

  At December 31, 1994 and 1993, the company had outstanding 328,000 and 275,000, respectively, restricted shares granted to certain officers. These shares are registered in the names of the recipients, but are subject to conditions of forfeiture and restrictions on sale or transfer for five years from the grant date. Dividends on the restricted shares are paid currently to the recipients and, accordingly, the restricted shares are treated as outstanding shares. The expense of the grant is recognized evenly over the vesting period.

                 R.R. DONNELLEY & SONS COMPANY AND SUBSIDIARIES

  The value of the stock units and restricted stock awards was $10.0 million and $11.0 million based upon the closing price of the company's stock at each year end ($29.50 and $31.13 at December 31, 1994 and 1993, respectively). Charges to expense for both stock plans were $1.5 million, $1.1 million and $1.2 million in 1994, 1993 and 1992, respectively.

  Stock Purchase Plan--The company has a stock purchase plan for selected managers and key staff employees. Under the plan, the company is required to contribute an amount equal to 70% of participants' contributions, of which 50% is applied to the purchase of stock and 20% is paid in cash. The number of shares required for the plan for the year 1994 will depend upon the extent to which eligible participants subscribe during the subscription period in the first quarter of 1995 and the price of the stock on March 16, 1995. Amounts charged to expense for this plan were $6.1 million, $6.2 million, and $5.8 million in 1994, 1993 and 1992, respectively.

  Incentive Compensation Plans--The company has incentive compensation plans covering selected officers. Amounts charged to expense for supplementary compensation ($3.3 million in 1994, $2.6 million in 1993 and $2.7 million in 1992), are determined from the level of achievement of performance measures related to earnings, margins and returns applied to the participants' base salaries. Similar incentive and gain sharing compensation plans exist for other officers, managers, supervisors and production employees.

  Stock Options--The company has granted stock options annually from 1983 to 1994. Exercise prices are 100% of the market price of common stock on the date of grant. The employee options vest over three, four or five years and may be exercised, once vested, up to ten years from the date of grant. Under the 1991 Stock Incentive Plan, a maximum of 1.2 million shares were available for future grants of stock options and restricted stock awards as of December 31, 1994. Information relating to stock options, which includes 2.4 million shares granted under a broad base stock option program for non-management employees, for the years ended December 31 is shown below.

                                     1994                        1993
                          --------------------------- --------------------------
                          NUMBER OF  PER SHARE OPTION NUMBER OF PER SHARE OPTION
                            SHARES   ON DATE OF GRANT  SHARES   ON DATE OF GRANT
                          ---------- ---------------- --------- ----------------
Stock options granted...   4,016,500 $28.44 to $30.94 1,399,200 $28.94 to $30.19
Stock options canceled
 or expired.............     274,220 $19.63 to $31.38    17,040 $19.63 to $31.38
Stock options exercised.     370,627 $11.44 to $23.94   248,201 $11.00 to $23.94
At end of year:
  Stock options
   outstanding..........  11,056,758 $15.66 to $31.38 7,685,105 $11.44 to $31.38
  Stock options
   exercisable..........   4,764,756 $15.66 to $31.38 3,850,079 $11.44 to $31.38

  Other Information--Under the stock programs, authorized unissued shares or treasury shares may be used. If authorized unissued shares are used, not more than 11.3 million shares may be issued in the aggregate. The company intends to reacquire shares of its common stock to meet the stock requirements of these programs in the future.

EMPLOYEE STOCK OWNERSHIP PLAN

  Contributions to the company's Employee Stock Ownership Plan were discontinued in response to the change in tax law that eliminated the previously available tax credit. Under this plan, 1.2 million shares are held in trust as of December 31, 1994, for formerly eligible employees. There are no charges to operations for this plan, except for certain administrative expenses.

                 R.R. DONNELLEY & SONS COMPANY AND SUBSIDIARIES

STOCK SPLIT

  On July 23, 1992, the Board of Directors declared a 2-for-1 common stock split. The split was completed on September 1, 1992, by the distribution of one share of common stock, par value $1.25 per share, for each share held by stockholders of record on August 7, 1992. Information relating to stock options, stock units, reacquired common stock, the Shareholders Rights Plan, and the net income and dividends per share included in the Consolidated Financial Statements and related notes reflects the stock split.

PREFERRED STOCK

  The company has two million shares of $1.00 par value preferred stock authorized for issuance. The Board of Directors may divide the preferred stock into one or more series and fix the redemption, dividend, voting, conversion, sinking fund, liquidation and other rights. The company has no present plans to issue any preferred stock. One million of the shares are reserved for issuance under the Shareholder Rights Plan discussed below.

SHAREHOLDER RIGHTS PLAN

  The company maintains a Shareholder Rights Plan (the Plan) designed to deter coercive or unfair takeover tactics, to prevent a person or group from gaining control of the company without offering fair value to all shareholders and to deter other abusive takeover tactics which are not in the best interest of shareholders.

  Under the terms of the Plan, each share of common stock is accompanied by one-quarter of a right; each full right entitles the shareholder to purchase from the company, one one-hundredth of a newly issued share of Series A Junior Preferred Stock at an exercise price of $225.

  The rights become exercisable ten days after a public announcement that an acquiring person (as defined in the Plan) has acquired 20% or more of the outstanding common stock of the company (the Stock Acquisition Date) or ten days after the commencement of a tender offer which would result in a person owning 30% or more of such shares. The company can redeem the rights for $.05 per right at any time until twenty days following the Stock Acquisition Date (the 20-day period can be shortened or lengthened by the company). The rights will expire on August 8, 1996 unless redeemed earlier by the company.

  If, subsequent to the rights becoming exercisable, the company is acquired in a merger or other business combination at any time when there is a 20% or more holder, the rights will then entitle a holder to buy shares of the acquiring company with a market value equal to twice the exercise price of each right. Alternatively, if a 20% holder acquires the company by means of a merger in which the company and its stock survives, or if any person acquires 30% or more of the company's common stock, each right not owned by a 20% or more shareholder, would become exercisable for common stock of the company (or, in certain circumstances, other consideration) having a market value equal to twice the exercise price of the right.

ACQUISITIONS

  The company made several acquisitions, joint venture and equity investments in 1994, 1993 and 1992, none of which, either individually or in the aggregate, were material to the company's financial statements. The acquisitions were accounted for using the purchase method; accordingly, the assets and liabilities of the acquired entities have been recorded at their estimated fair values at their respective dates of acquisition.

                 R.R. DONNELLEY & SONS COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

GEOGRAPHIC SEGMENTS

  The following table summarizes the company's results of operations and identifiable assets, as of and for the years ended December 31, 1994, 1993 and 1992:

                                                1994        1993        1992
                                             ----------  ----------  ----------
                                                   THOUSANDS OF DOLLARS
Net sales:
  Domestic.................................. $4,343,477  $3,999,367  $3,844,053
  Foreign...................................    553,395     390,282     349,941
  Less transfers between geographic areas...     (8,086)     (1,888)       (922)
                                             ----------  ----------  ----------
    Total................................... $4,888,786  $4,387,761  $4,193,072
                                             ==========  ==========  ==========
Earnings from operations:
  Domestic*................................. $  497,120  $  362,364  $  436,522
  Foreign...................................      4,118        (598)      1,766
  Corporate and other expenses--net.........    (41,807)    (36,159)    (32,787)
                                             ----------  ----------  ----------
    Total................................... $  459,431  $  325,607  $  405,501
                                             ==========  ==========  ==========
Identifiable assets:
  Domestic.................................. $3,719,974  $3,186,229  $3,023,177
  Foreign...................................    541,614     307,727     264,452
  Investment in unconsolidated affiliates...     80,580      74,188      53,646
  Corporate and other.......................    109,975      85,882      68,972
                                             ----------  ----------  ----------
    Total................................... $4,452,143  $3,654,026  $3,410,247
                                             ==========  ==========  ==========

- --------
*1993 domestic earnings from operations includes a $90 million restructuring charge recorded during the first quarter of 1993 related primarily to the closing of the company's Chicago manufacturing facility.

  Sales to affiliates are at negotiated prices based on specific market conditions. Earnings from operations is net sales less cost of sales, selling and administrative expenses, assessments to operating units for various corporate expenses and goodwill amortization. In computing earnings from operations, none of the following items has been added or deducted: interest expense, income taxes and equity in income from unconsolidated investees. Identifiable assets are those assets of the company that are identified with the operations in each geographic area. Corporate and other assets are principally investments.

  Since December 31, 1991, foreign identifiable assets have grown 113%, which is attributable to acquisitions, new locations and expansions of existing businesses. Significant investments have been made in China, Poland, Ireland, Singapore, United Kingdom, Japan, Korea, Australia, France, Germany, Mexico and South America resulting in sales gains from the introduction of the company's products to international markets and the creation of new products and services by the foreign segment. Most of these operations remain in their start-up and expansion phases and accordingly, the growth in foreign net sales (113% since
1991) has outpaced the growth in foreign operating earnings due to normal but significant start-up costs.

                 R.R. DONNELLEY & SONS COMPANY AND SUBSIDIARIES

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

  We have audited the accompanying consolidated balance sheets of R. R. Donnelley & Sons Company (a Delaware corporation) and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years ended December 31, 1994. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of R. R. Donnelley & Sons Company and Subsidiaries as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years ended December 31, 1994, in conformity with generally accepted accounting principles.

  As explained in the Notes to Consolidated Financial Statements, effective January 1, 1993, the company changed its method of accounting for postretirement benefits other than pensions and its method of accounting for income taxes.

                                          Arthur Andersen LLP

Chicago, Illinois
January 26, 1995

                 R.R. DONNELLEY & SONS COMPANY AND SUBSIDIARIES

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS

COMPARISON OF 1994 WITH 1993

  Net sales increased 11.4% reflecting increased global demand and volume growth across most product categories, new products and services, new customers and recent acquisitions. Net sales from foreign operations increased 42% and represented over 11% of consolidated net sales. The growth in foreign sales, which is expected to continue in 1995, was the result of volume increases realized from recent expansions and start-up operations in Europe, Asia and Latin America, including the acquisition of Chilean-based Cochrane, S.A. (51% owned by the company), which was consolidated in operating results beginning July 1, 1994.

  Gross profit grew 9.3%, slightly lower than the growth in net sales, as the volume increase was partially offset by higher paper costs (which are recovered, but at lower overall margins), depreciation, amortization and start-up costs. Tight market conditions for certain grades of paper are expected to continue in 1995, but are not expected to have a significant impact on the company due to guaranteed quantity allocations from suppliers coupled with the company's production efficiencies and ability to substitute different paper grades. Selling and administrative expenses increased 8.1% primarily resulting from volume related increases. The ratio of selling and administrative expenses to net sales, at 10% in 1994, was down from 10.3% in 1993.

  Interest expense increased $8.1 million, due to higher interest rates and debt levels to fund acquisitions and expansions. Other expense was $7.3 million above the prior year reflecting lower investment income and higher minority interest expense.

  The effective income tax rate of 32% in 1994 was lower than the 1993 rate resulting from tax credits for affordable housing investments and the one-time impact on the deferred income tax provision in 1993, related to the federal tax rate increase. Net income, excluding the one-time effect of accounting changes, a restructuring charge and the deferred income tax charge all reflected in 1993, increased 9.2% reflecting the volume increase and a lower effective income tax rate. Earnings per share of $1.75 increased 10.1%, excluding the one-time items, reflecting net income growth and fewer shares outstanding.

COMPARISON OF 1993 WITH 1992

  Net sales grew at a rate of 4.6% due to an increased volume of services provided to customers, including volume added through the company's global expansion into new areas. Strong demand for global software services, financial printing services and services for book publishers and volume increases associated with acquisitions in new product areas were partially offset by the negative effects of a stronger dollar (lower translation of foreign revenues, particularly those of the company's U.K. operations) and lower catalog volume primarily associated with the decision by Sears, Roebuck & Co. to discontinue its catalog operations.

  Gross profit grew at a greater rate than net sales, 6.3%, reflecting better coverage of fixed costs through higher volume, a more favorable mix of sales and lower raw material prices. Earnings from operations included a $90 million restructuring charge recorded during the first quarter (an after-tax charge of $0.39 per share) related primarily to the closing of the company's Chicago manufacturing facility following the decision by Sears to discontinue its catalog operations. Excluding this charge, earnings from operations would have been $415.6 million, a 2.5% increase over the prior year, reflecting the gross profit improvement partially offset by higher selling and administrative expenses (a 10.1% increase) resulting primarily from the additional costs associated with newly acquired and start-up operations and the expansion of the company's global sales presence.

  The $6.8 million increase in interest expense resulted from higher outstanding debt balances due to acquisitions, investments in joint ventures and additional VEBA funding for employee benefits. Other expense decreased $2.2 million reflecting improved earnings on investments partially offset by expenses associated with company owned life insurance programs.

  The 1993 provision for income taxes included the one-time effect of the higher federal statutory income tax rate on deferred taxes, which reduced net income by $6.2 million (equivalent to $0.04 per share); excluding this one-time charge, the 1993 effective income tax rate of 33.1% would have been lower than the 1992 rate of 35.0%, reflecting the benefits associated with life insurance programs and credits associated with affordable housing investments. Net income from operations before cumulative effect of accounting changes reflected the restructuring charge and increased selling and administrative expenses partially offset by the favorable factors discussed above with respect to gross profit. Excluding the restructuring charge and deferred income tax charge, net income from operations before cumulative effect of accounting changes would have been $245.9 million (equivalent to $1.59 per share).

  During the first quarter of 1993, the company adopted two new accounting standards for postretirement benefits and income taxes. The one-time charge for postretirement benefits, net of associated tax benefits of $80.1 million, was $127.7 million (equivalent to $0.82 per share). The accounting standard for postretirement benefits resulted in additional expenses which reduced operating income by $0.05 per share. The accounting standard for income taxes resulted in a one-time credit of $58.2 million (equivalent to $0.37 per share). As discussed above, the income tax standard also required the company to increase its 1993 income tax provision by $6.2 million.

                 R.R. DONNELLEY & SONS COMPANY AND SUBSIDIARIES

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

  The Consolidated Balance Sheets present the company's financial position at the end of each of the last two years. The statements list the company's assets and liabilities, and the equity of its shareholders. Major changes in the financial position are summarized in the Consolidated Statements of Cash Flows. The Consolidated Statements of Cash Flows summarize the changes in the company's cash and equivalents for each of the last three years and help to show the relationship between operations (presented in the Consolidated Statements of Income) and liquidity and financial resources (presented in the Consolidated Balance Sheets).

  Management believes the company has the financial strength and flexibility to fund current operations and growth. In 1994, net income from operations plus depreciation and amortization was $582.1 million, an increase of $61.3 million, or 11.8%, from 1993 (excluding the restructuring charge and the deferred income tax charge relating to the increase in the federal statutory income tax rate recorded in 1993).

  The company's working capital continues to be adequate for the operation and expansion of the business. Working capital--particularly cash, accounts receivable and inventories--is closely controlled and continually monitored. Emphasis continues on overall balance sheet management. Working capital increased by $127 million from December 31, 1993, primarily from increased receivables and inventory reflecting recent acquisitions and volume increases partially offset by higher accounts payable and accrued compensation. The increase in goodwill and other intangibles reflected recent acquisitions and costs ($257 million in 1994) associated with acquiring long-term print contracts and volume guarantees. Proceeds from debt issuances were used to fund capital expansion, acquisitions and costs associated with long-term print contracts and volume guarantees.

  Capital expenditures during 1994 totaled $425 million ($307 million in 1993) and an additional $120 million ($178 million in 1993) was invested in acquisitions and joint venture investments. This capital investment reflects the company's continued program to expand and upgrade operations, targeting geographic markets in the United States, Europe, Asia and Latin America. Recent investments have strategically placed new equipment and operations to meet the growing global needs of present and new customers. Capital expenditures for 1995 are estimated at $400 million and will be financed primarily from operating cash flows. Other expenditures in 1995 are expected to be commensurate with and to support the growth in sales and earnings.

  At December 31, 1994, the company had a revolving credit facility of $550 million with a number of banks (see the Notes to Consolidated Financial Statements). This credit facility provides support for the issuance of commercial paper and other credit needs. Under shelf registration statements, during the fourth quarter of 1994, the company issued $200 million of medium term notes with interest rates ranging from 7.01% to 7.96% (7.55% weighted average rate) due between 1997 and 1999. The proceeds from these issues were used to retire commercial paper debt. At December 31, 1994, the company had an effective shelf registration statement permitting it to issue, from time to time, up to $300 million in additional debt securities.

  Late in 1994, a purported class action lawsuit seeking compensatory and punitive damages was filed against Metromail, a wholly-owned subsidiary of the company. See "Commitments and Contingencies" in the Notes to Consolidated Financial Statements for further information.